Exhibit 10.5

EXECUTION COPY

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the "Agreement") is executed and delivered as of the 3rd day of February, 2010, by MISCOR GROUP, Ltd., an Indiana corporation (the "Seller"), in favor of both John A. Martell and Bonnie Martell, as husband and wife and as residents of the State of Michigan (collectively, "Buyer"), and John A. Martell, individually ("Guarantor").

WHEREAS, Seller and Buyer have entered into a Purchase Agreement, dated February 3rd, 2010, for the sale and purchase of all of the outstanding capital stock of Ideal Consolidated, Inc., an Indiana corporation, and the sale and purchase of all of the outstanding units of membership interest in Martell Electric, LLC, an Indiana limited liability company (the "Purchase Agreement"); and

WHEREAS, Borrower and Guarantor have executed and delivered an Agreement of Indemnity dated October 19, 2007 in favor of the Cincinnati Insurance Company (“Surety”) (as amended from time to time, the "Guaranty"), pursuant to which Buyer and Guarantor have agreed to exonerate and indemnify the Surety from and against liability for loss and expenses with respect to Bonds (as defined in the Guaranty) (the "Guaranteed Obligations"); and

WHEREAS, pursuant to Section 8.1(g) of the Purchase Agreement, the execution and delivery of the Agreement is a condition precedent to the obligations of Buyer to close the transactions contemplated by the Purchase Agreement; and

WHEREAS, Seller acknowledges that Buyer was unwilling to execute the Purchase Agreement unless Seller agreed to provide the indemnification described in this Agreement for the benefit of Buyer and Guarantor, and Seller will realize substantial benefits from the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, to induce Buyer to consummate the transactions contemplated by the Purchase Agreement, and in consideration of the substantial benefit Seller will derive from such execution:

1.    Indemnification.  Seller, on behalf of itself as well as any (i) acquirers of Seller, (ii) direct or indirect subsidiaries of Seller, (iii) all or substantially all of Seller's assets, (iv) all or substantially all of the assets of any direct or indirect subsidiaries of Seller, or (v) all or substantially all of the assets of any business segment of Seller (collectively, the "Indemnitors"), hereby agrees to defend, indemnify and hold harmless both Buyer and Guarantor and their respective successors, and personal representatives (collectively, the "Indemnitees"), from and against all complaints, claims, damages, actions, causes of action, suits, rights, demands, costs, and all expenses of any kind whatsoever relating thereto (including reasonable attorney's fees and costs incurred), arising from any claim made against Buyer or Guarantor under the Guaranty or the Guaranteed Obligations.  Notwithstanding the foregoing, this indemnification shall not apply, the Guaranteed Obligations do not include, and Seller shall have no liability regarding, any Bonds as to which the Principal is either or both of Ideal Consolidated, Inc. or Martell Electric, LLC (“Excluded Bonds”).  Seller shall have the right, at Seller’s expense, to defend, settle or compromise any claims under the Guaranty or the Guaranteed Obligations, other than claims based on any Excluded Bonds, provided (a) such settlement or compromise contains an unconditional release of Buyer or Guarantor as the case may be, and (b) neither Buyer nor Guarantor nor their respective affiliates shall be required to pay any consideration for such settlement.

2.           Survival.  The obligations and liabilities of Seller and (as applicable) the Indemnitors under this Agreement shall survive and be enforceable for as long as any Guaranteed Obligations remain outstanding.

3.           Notices.  All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth below:

If to Buyer or Guarantor:

John A. and Bonnie Martell
61249 Howell Drive
Cassopolis, MI 49031
Telecopier No.:

with a copy to:

Baker & Daniels LLP
202 South Michigan Street, Suite 1400
South Bend, IN 46601
Attention: James R. Brotherson, Esq.
Telecopier No.: (574) 239-1900

If to Seller or the Indemnitors:

William J. Schmuhl, Jr.
1421 Honan Drive
South Bend, IN 46614

with a copy to:

MISCOR GROUP, LTD.
1125 South Walnut Street
South Bend, IN 46619
Attention: James M. Lewis, Esq.
Telecopier No.: (574) 245-4646

For purposes of this Section, "Business Day" shall mean a day on which commercial banks are not authorized or required by law to close in South Bend, Indiana.

4.           No Third-Party Beneficiary.  The terms of this Agreement are for the sole and exclusive protection and use of the Indemnitees.  No party shall be a third-party beneficiary hereunder, and no provision hereof shall operate or inure to the use and benefit of any such third party.  It is agreed that those persons and entities included in the definition of Indemnitees are not such excluded third party beneficiaries.

5.           Duplicate Originals; Counterparts.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

6.           No Oral Change.  This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any Seller or any Indemnitees, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

7.           Number and Gender/Successors and Assigns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.  Each reference herein to Indemnitees shall be deemed to include their respective successors and assigns and this Agreement shall inure to the benefit of Indemnitees and their respective successors and assigns forever.

8.           Rights Cumulative.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitees have under the Purchase Agreement or any other document executed in connection with the transactions contemplated by the Purchase Agreement.

9.           Inapplicable Provisions.  If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

10.           Governing Law.  This Agreement shall be governed, construed, applied and enforced in accordance with the laws of the State of Indiana.

11.           Legal Fees.  Wherever pursuant to this Agreement it is provided that Seller pay any costs and expenses, such costs and expenses shall include, but not be limited to, legal fees and disbursements of Indemnitees, whether with respect to retained firms, the reimbursement for the expenses of the in-house staff or otherwise.

IN WITNESS WHEREOF, this Indemnification Agreement has been executed and is effective as of the day and year first above written.

MISCOR GROUP, LTD,
an Indiana corporation

By:	/s/ Michael D. Topa
Title: Michael D. Topa, Interim Chief Financial Officer